Exhibit 10.20.4

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of June 11, 2008 (this “Agreement”), is hereby made by and between Applera Corporation, a Delaware corporation (the “Company”), and Tony L. White, a resident of the State of Georgia (the “Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger, dated as of June 11, 2008 (the “Merger Agreement”), by and among the Company, Invitrogen Corporation and its wholly owned subsidiary Atom Acquisition, LLC.

WHEREAS, the Executive has served as Chairman, President, and Chief Executive Officer of the Company since September 1995; and

WHEREAS, from and after the Effective Time of the Merger, the Executive will no longer serve the Company in such positions, will no longer be employed by the Company and will no longer be an “officer” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended; and

WHEREAS, from and after the Effective Time of the Merger, the Company desires that the Executive provide certain services to the Company in order to permit the Company to avail itself of the extensive expertise, knowledge, and experience of the Executive in the life science industry and research community and the Executive desires to provide such services to the Company, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1. Services to be Provided. The Company hereby agrees to engage the Executive, and the Executive hereby agrees to serve the Company, on the terms and subject to the conditions set forth in this Agreement. Commencing at the Effective Time and from time to time until the expiration of the Service Period (as defined below), the Executive shall: perform such services as the Board of Directors of the Company or of Invitrogen Corporation and the Executive shall mutually and reasonably agree, including, among other things, acting as a spokesman and ambassador of the Company, making presentations to investors, analysts, trade organizations, government entities, and similar bodies, serving as a member of boards or organizations such as the Standards, Productivity and Innovation Board of Singapore, on which he currently serves, and providing consultation services. The Company and the Executive reasonably anticipate that following the Effective Time, Executive’s level of services provided to the Company will be reduced permanently to a level less than or equal to twenty (20%) percent of the level of services provided prior to the Effective Time. The Company shall provide the Executive with reasonable advance notice of the services required to be performed by the Executive under this Agreement.

2. Term. Executive shall perform such services hereunder from and after the Effective Time of the Merger and until the expiration of the Service Period as set forth in Section 9 hereof.

3. Time and Place of Performance. During the Service Period, the Executive will generally perform his duties and conduct his business at his place of residence and such other locations as may reasonably be necessary and appropriate. During the Service Period and in order to facilitate the Executive’s services hereunder, the Company shall, entirely at its own expense, continue to provide the services of a dedicated full-time administrative assistant to assist the Executive in performing the services to the Company provided hereunder, substantially in accordance with the Company’s prior practice. The administrative assistant whose services shall be provided to the Executive pursuant to this Agreement shall be an employee of the Company selected by the Executive. The Company shall pay the salary of and provide benefits to such administrative assistant, substantially in accordance with the Company’s prior practice. The Company shall, entirely at its own expense, continue to provide the Executive’s administrative assistant with reasonable support facilities, including telephone, computer, and office supplies/equipment, necessary to assist the Executive in providing services to the Company hereunder substantially in accordance with the Company’s prior practice.

4. Office Equipment. The Company agrees that the assets listed on Exhibit A-1 attached hereto that are currently maintained at Executive’s residence at the Effective Time of the Merger shall remain at Executive’s residence for the Executive’s continued use in the performance of his services during the Service Period, at no cost to the Executive. The Executive agrees that the assets listed on Exhibit A-2 attached hereto shall be returned to the Company, entirely at the Company’s expense, promptly after commencement of the Service Period.

5. Independent Contractor. During the Service Period, the Executive shall be an independent contractor and not an employee of the Company.

6. Indemnification; Tax Consequences.

(a) To the fullest extent permitted by law, the Company shall indemnify, defend, and hold harmless the Executive from and against any and all claims, losses, costs, expenses, damages, awards, or settlements (including the payment of attorneys’ fees as incurred) in any way related to, arising out of, or resulting from the Executive’s provision of services under this Agreement.

(b) If any of the payments, reimbursements or benefits received or to be received by Executive pursuant to the terms of this Agreement (all such payments, reimbursements and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to any federal, state or local income tax (the “Income Tax”), the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Income Tax on the Total Payments and any federal, state and local income levied upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments. Any Gross-Up Payments shall be made within thirty (30) days following the date the Income Tax is paid.

7. Financial Advisory Fees. Until the first anniversary of the Effective Time of the Merger, the Company shall also promptly reimburse the Executive for certain financial advisory fees to be incurred by the Executive in connection with tax, legal and financial planning and execution of his departure from the Company and adjustment to benefits and equity holdings in the Company. Such amounts will not exceed $50,000.

8. Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out his responsibilities under this Agreement, and the Company shall promptly reimburse the Executive for all such reasonable business expenses incurred by him upon submission by the Executive of receipts and other appropriate documentation.

9. Termination. Unless earlier terminated upon the mutual written consent of the parties, this Agreement shall remain in effect until the fifth anniversary of the Effective Time of the Merger (the “Service Period”). Upon expiration of the Service Period, the Company shall promptly pay the Executive for all unpaid amounts due the Executive under this Agreement. The provisions of Sections 6 and 8 of this Agreement shall survive any termination of this Agreement in accordance with its terms.

10. Enforcement of the Agreement. The Executive shall be entitled to select and retain counsel at the expense of the Company to represent the Executive in connection with the good faith initiation or defense of any litigation or other legal action to enforce the terms of this Agreement in any jurisdiction.

11. Assignment; Binding Agreement. This Agreement is a personal contract, and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by and against the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

12. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise.

13. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time, or any subsequent time.

14. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

If to the Executive, to:

Mr. Tony L. White

4726 Northside Drive N.W.

Atlanta, Georgia 30327-4552

Facsimile: (404) 252-0862

with a copy to:

William J. Vesely, Jr., Esq.

Kilpatrick Stockton LLP

1100 Peachtree Street

Suite 2800

Atlanta, GA 30309

Facsimile: (404) 541-3432

If to the Company, to:

Applera Corporation

301 Merritt 7

Norwalk, Connecticut 06851

Attention: Chief Executive Officer

(with a copy to the General Counsel)

Facsimile: (203) 840-2150

Any notice delivered personally, by courier, or by registered or certified mail, postage prepaid, return receipt requested, under this Section 14 shall be deemed given on the date delivered, and any notice sent by facsimile shall be deemed given on the date transmitted by facsimile.

15. Severability. If any provision of this Agreement or the application of any such provision to any Party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

16. Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17. Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

18. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

APPLERA CORPORATION

By:	/s/ William H. Longfield
Name: Title:

Executive

Tony L. White

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

APPLERA CORPORATION

By:
Name: Title:

Executive

/s/ Tony L. White
Tony L. White